Exhibit 99.1

FOR IMMEDIATE RELEASE		June 1, 2010
Media Contact: Analyst Contact: Website:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668 www.pinnaclewest.com	Page 1 of 1
FORMER NUCLEAR REGULATORY COMMISSION CHAIRMAN ELECTED TO PINNACLE WEST BOARD OF DIRECTORS
Dr. Dale E. Klein Joins Board
PHOENIX — The Board of Directors of Pinnacle West Capital Corporation (NYSE: PNW) announced today that Dr. Dale E. Klein has been elected to the Pinnacle West Board of Directors. He also has joined the Board of Pinnacle West’s principal subsidiary, Arizona Public Service Company.
Dr. Klein, 62, served as Chairman of the U.S. Nuclear Regulatory Commission from July 2006 to May 2009, and thereafter as a Commissioner until March 30, 2010. Prior to his service on the NRC, Dr. Klein was Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from November 2001 to July 2006. Before embarking on his government service, Dr. Klein held a variety of teaching and leadership positions at the College of Engineering of the University of Texas at Austin, with a focus on the University’s nuclear program. Since leaving the NRC, he has returned to the University as Professor of Mechanical Engineering, Associate Vice President for Research, and Associate Director of the University’s Energy Institute.
“Dr. Klein’s world-class expertise in all aspects of nuclear energy regulation, operation, technology and safety will make him an outstanding addition to our Board,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “We will benefit from the same high standards, excellent business practices, focus on new technologies, communication skills, and sound judgment that Dr. Klein brought to the NRC. His wide national and international experience in the nuclear energy industry and in government will be of great value to our company, not only from the perspective of our operations at the Palo Verde nuclear station, but also as we take advantage of opportunities in our evolving utility business.”
Dr. Klein is a Fellow of the American Society of Mechanical Engineers and the American Nuclear Society, and the recipient of numerous professional awards in the engineering field. He has published more than 100 technical papers and reports, and co-edited one book. Dr. Klein received his Ph.D. in Nuclear Engineering from the University of Missouri – Columbia in 1977.
Pinnacle West is a Phoenix-based company with consolidated assets of about $12 billion. Through its subsidiaries the Company generates, sells and delivers energy related products and services to retail and wholesale customers in the western United States.
# # #